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Conexant Editorial Contact:                         Investor Relations Contact:
Lisa Thielmann                                      Mike Cortright
Conexant Systems, Inc.                              Conexant Systems, Inc.
(949) 285-5582                                      (949) 483-6773
lisa.thielmann@conexant.com                         mike.cortright@conexant.com


            CONEXANT TO ACQUIRE SIERRA IMAGING, A LEADING SUPPLIER OF
                    DIGITAL CAMERA IMAGE-PROCESSING SOLUTIONS

       Combination Will Allow Conexant To Offer Industry's First Complete
           Camera Solutions To Fast-Growing Imaging Appliance Markets

Newport Beach, Calif., May 23, 2000 - Conexant Systems Inc. (NASDAQ: CNXT) today announced that it has agreed to acquire Sierra Imaging, Inc., of Scotts Valley, Calif. Founded in 1994, the privately held company helped pioneer the development of software and silicon digital image-processing solutions for the fast-growing digital still camera market. The combination of Sierra's "back-end" digital image processors and image management software, together with Conexant's "front-end" complementary metal oxide semiconductor (CMOS) image sensors, offers digital camera manufacturers the industry's first complete camera solution. Also today, Conexant introduced its high-resolution, megapixel digital CMOS image sensor for digital cameras.

The Sierra team will join Conexant's Personal Imaging Division, which provides semiconductor solutions for image capture, processing, communications and output. Sierra will continue to operate in Scotts Valley to provide best-in-class digital camera solutions that can be leveraged into other emerging imaging markets. The Personal Imaging Division's family of CMOS digital image sensors and image processing "back-ends" provide total solutions for low-resolution PC and Internet cameras, and now, in combination with Sierra, high-resolution digital still cameras. Conexant will also soon have solutions for personal digital assistants (PDAs) and mobile handsets that can capture and transmit digital snapshots and video over wireless networks. According to IDC, the worldwide digital still camera market for 1999 was 6.6 million units. The projections for 2004 are more than 40 million units, growing at a cumulative annual growth rate of 45 percent.

Sierra's imaging products include digital image-processing chips, real-time digital signal processor (DSP) and reduced instruction set computer (RISC)-based firmware for camera image processing and control and web-enabled image management software. The company's third-generation digital image processing chip, Raptor II(TM), is faster than general-purpose DSPs by a factor of 10, features an "instant-on" operating environment and throughput rates of up to 3.3 megapixels per second. The highly-scaleable and programmable device incorporates unprecedented processing speed and flexibility, supports multiple storage media and display types, and works with CMOS and charge coupling device (CCD) sensors as large as 16 million pixels. Sierra also recently introduced Image Expert 2000(TM) image management software which provides core imaging functionality that people use on a daily basis such as e-mailing, printing, sharing, building web pages and uploading images to on-line print and sharing services.

"The acquisition of Sierra Imaging will allow us to aggressively penetrate multiple markets with total OEM customer solutions," said Kevin Strong, senior vice president and general manager of Conexant's Personal Imaging Division. "Sierra possesses an outstanding team, an industry-leading portfolio of products and technologies and a new base of top-tier digital camera customers for Conexant. Last year we enhanced our multifunction peripheral systems capability with the acquisition of DeviceGuys. This latest transaction rounds out our camera systems competency and uniquely positions Conexant to become the leader in both of our core imaging markets."

"We look forward to joining with Conexant to offer 'best-in-class' digital imaging solutions," said Wendell Balc, Sierra Imaging president and chief executive officer. "We are particularly excited about taking advantage of Conexant's imaging expertise, complementary communications solutions, manufacturing strengths and global sales force. This will complement Sierra's relationships with the world's leading digital camera companies such as Agfa, Eastman Kodak, Epson, Hewlett-Packard, Polaroid and Toshiba Corporation."

Conexant will issue approximately 1.25 million shares to acquire all the shares and options of Sierra Imaging. The all-stock transaction has been approved by the boards of directors of both companies and is scheduled to close within approximately 30 days, subject to customary closing conditions. The transaction will utilize the purchase method of accounting and is expected to be accretive by Conexant's fiscal third quarter of 2001. The Sierra product portfolio is expected to generate an annualized revenue run-rate of more than $50 million in fiscal Q4 of 2001.



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Safe Harbor Statement

This press release contains statements relating to future results of the company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the ability of the Sierra product portfolio to generate projected revenues and become accretive on a cash earnings basis by the fourth quarter of fiscal 2001; global and market conditions, including, but not limited to, the cyclical nature of the semiconductor industry and the markets addressed by the company's and its customers' products; demand for and market acceptance of new and existing products; successful development of new products; the timing of new product introductions; the availability and extent of utilization of manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; fluctuations in manufacturing yields; product obsolescence; the ability to develop and implement new technologies and to obtain protection for the related intellectual property; the successful implementation of the company's diversification strategy; labor relations of the company, its customers and suppliers; and the uncertainties of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the company's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Other brands and names contained in this release are the property of their respective owners.

About Conexant

With a revenue run-rate of approximately $2 billion per year, Conexant is the world's largest independent company focused exclusively on providing semiconductor solutions for communications electronics. With more than 30 years of experience in developing communications technology, the company draws upon its expertise in mixed-signal processing to deliver integrated systems and semiconductor products for a broad range of communications applications. These products facilitate communications worldwide through wireline voice and data communications networks, cordless and cellular wireless telephony systems, personal imaging devices and equipment, and emerging cable and wireless broadband communications networks. The company aligns its business into five product platforms: Network Access, Wireless Communications, Digital Infotainment, Personal Imaging, and Personal Computing. Conexant is a member of the S&P 500 and Nasdaq-100 Indices. For more information, visit Conexant at www.conexant.com.


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